Exhibit 99.1
BURGER KING ANNOUNCES SHARE REPURCHASE PROGRAM
Company Also Declares Quarterly Dividend
MIAMI — June 1, 2007 — Burger King Holdings Inc. (NYSE: BKC) announced today that its board of directors has authorized the repurchase of up to $100 million of the company’s common stock. The share repurchases will be made in the open market from time to time prior to December 31, 2008, and be funded from available cash. The amount and timing of the repurchases will be determined by the company’s management. The share repurchases may be suspended or discontinued at any time. Shares of stock repurchased under the plan will be retired.
“Our share repurchase plan provides us with the flexibility to be opportunistic, depending on market conditions, to enhance shareholder value over the long term,” said CEO John Chidsey.
The company also announced that its board of directors has declared a quarterly dividend of $0.0625 per share of common stock. The dividend is payable on June 28, 2007 to shareholders of record at the close of business on June 11, 2007.
Forward Looking Statements
This press release contains forward-looking statements, including statements regarding the amount and timing of share repurchases and the method and manner in which Burger King Holdings, Inc. may implement its share repurchase program. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Important factors could cause actual events to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those risk factors set forth in our filings with the Securities and Exchange Commission, including our annual and quarterly reports, the availability of cash to effect share repurchases, fluctuations in the market price of our common stock and changes to the company’s strategic objectives.
About Burger King Holdings Inc.
The BURGER KING(R) system operates more than 11,200 restaurants in all 50 states and more than 65 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING(R) restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.
CONTACT: Burger King Corporation, Miami
BKC Media Relations
Keva Silversmith, 305-378-7277
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com